Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the “Agreement”), dated as of [ ] (“Effective Date”), is made by and by and among Plumas Bancorp, a California corporation (the “Company”), Plumas Bank (the “Bank”) and [ ] (“Executive”), with reference to the following facts and circumstances:

R E C I T A L S:

A.         The Company’s Board of Directors has determined that it is appropriate and in the Company’s best interests to reinforce and encourage the continued attention and dedication of key members of the management of the Company and its subsidiaries, including Executive, to their assigned duties without distraction in the circumstances that would arise in the event of an anticipated or actual Change in Control (as defined below) of the Company or such subsidiaries and thereby also provide the Company with greater assurance that it will be able to retain the key members of management, including Executive, in the employ of the Company or a subsidiary (as the case may be) in the event of any anticipated or actual Change in Control;

B.         This Agreement sets forth the compensation which the Company agrees it will pay, or cause the Bank to pay, to Executive if Executive’s employment with the Company or the Bank, as applicable, terminates under any of the circumstances described herein in connection with a Change in Control as set forth below; and

C.         Executive is employed as Executive Vice President and [+] of the Company and] Executive Vice President and [+] of the Bank. This Agreement sets forth the rights and obligations of the Company and Executive in the event of a termination of Executive’s employment due to a Qualifying Termination (as defined below) that occurs in connection with a Change in Control.

NOW, THEREFORE, it is agreed as follows:

1.         Definitions. The following terms shall have the respective meanings ascribed to them below in this Section 1:

1.1         The term “Accrued Obligations” means (i) Executive’s accrued but unpaid base salary and accrued but unused vacation, in each case, as of the date of the Qualifying Termination, which shall be paid, unless earlier payment is required by law (in which case such amount shall be paid on such earlier date) on the sixth day following the date of the Qualifying Termination (or if such day is not a business day, the next business day after such day); (ii) reimbursement of any unreimbursed business expenses that Executive properly incurred prior to the date of the Qualifying Termination, which shall be paid in accordance with Employer’s expense policy; and (iii) any accrued and vested benefits available to Executive under the express terms and conditions of any Employer employee benefit plan in which Executive participated immediately prior to the date of the Qualifying Termination, in accordance with the applicable plan.

1.2         The term “Affiliate” has the meaning given to such terms in Rule 12b-2 under the Exchange Act (even if the Company has no securities registered under that Act).

1.3         The terms “beneficial ownership,” “beneficially owned” and “beneficial owner” have the meanings given to such terms in Rule 13d-3 under the Exchange Act (even if the Company has no securities registered under that Act).

1.4         The term “Cause” means the occurrence of any of the following, as determined by the Company:

(a)         Any act of gross negligence, willful misconduct or insubordination by Executive with respect to Employer or any of its Affiliates, or any act of fraud, whether or not involving Employer or any Affiliate of Employer; or

(b)         A violation by Executive of any laws or government regulations applicable to Employer which could reasonably be expected to subject Employer or any of its Affiliates (including any of their respective officers or directors) to disciplinary or enforcement action by any governmental agency, including the assessment of civil money damages on Employer, or which could reasonably be expected to adversely affect Employer’s or any of its Affiliates’ reputation or goodwill with clients, customers, regulatory agencies or suppliers doing business with Employer or any of its Affiliates; or

(c)         The issuance of an order under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act requiring Executive to be removed or permanently prohibited from participating in the conduct of Employer’s business; or

(d)         The commission by Executive of an act which would constitute (i) a felony or (ii) any misdemeanor involving deceit, dishonesty or fraud; or

(e)         Any failure of Executive to perform, to the reasonable satisfaction of the Board of Directors of Employer, a substantial portion of Executive’s duties and responsibilities assigned or delegated to Executive, which failure continues, in the judgment of the Board, for more than thirty (30) days following the giving of written notice to Executive of such failure; or

(f)         A violation by Executive of any conflict-of-interest policy, ethical conduct policy or employment policy adopted by the Company or Employer or a breach by Executive of any of Executive’s fiduciary duties to the Company or Employer; or

(g)         The issuance of an order or directive by any government agency having jurisdiction over Employer or any of its Affiliates or over Executive which requires Executive to disassociate [himself/herself] from Employer or any of its Affiliates, suspends Executive’s employment or requires Employer to terminate Executive’s employment.

1.5         The term “Change in Control” means the occurrence of any of the following:

(a)         Any Person or Group is or becomes the beneficial owner, directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of then outstanding securities of the Company or such entity; or

(b)         The individuals who, as of the date hereof, are members of the Company’s Board of Directors (the “Existing Directors”), cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s articles of incorporation and bylaws; provided, however, that if the election, or nomination for election, by the Company’s shareholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such a new director shall be considered an Existing Director; provided, further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Company Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(c)         The consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company or the Bank, in one transaction or a series of related transactions, to any Person other than the Employer, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (c) (a “Transaction”) does not otherwise result in a “Change in Control” pursuant to subparagraph (a) of this definition of “Change in Control”; provided, however, that no such Transaction shall constitute a “Change in Control” under this subparagraph (c) if the persons who were the shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (c) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (c).

Notwithstanding the foregoing, such an occurrence shall constitute a “Change in Control” only if the occurrence is a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” (as such terms are defined for purposes of Section 409A) of the Company or the Bank. Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Change in Control shall be deemed to have occurred under this Agreement with respect to any payment that constitutes deferred compensation under Section 409A only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A. For purposes of this definition of Change in Control, the term “Person” shall not include (i) the Company or any subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company. In addition, to the extent a Change in Control occurs after the Effective Date, then any transaction which occurs after such Change in Control and would itself be (but for the provisions of this sentence) a “Change in Control” shall not be considered a Change in Control.

1.6         The term “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

1.7         The term “Employer” means whichever of the Company or the Bank, as applicable, is the principal employer of Executive.

1.8         The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.9         The term “Good Reason” means the occurrence (in which the initial existence occurs on or after the Change of Control) of any one or more of the items (each, a “Good Reason Event”) enumerated in subsections 1.19(a) through 1.19(c) without the prior written consent of Executive. Executive must give the Company written notice of the alleged Good Reason Event within 90 days of its initial existence of the Good Reason event, and the Company shall then have 30 days from such written notice to cure the Good Reason Event. If the Company does not timely cure the Good Reason Event then Executive must provide the Company with written notice that [he/she] is terminating Executive’s employment for Good Reason and resigning from all positions [he/she] is then holding with the Company and the Employer and such termination must occur within 30 days after the end of the foregoing 30-day cure period.

(a)         Material Reduction or Adverse Change of Responsibilities, Authority, Etc. The scope of Executive’s authority or responsibilities is materially reduced or materially diminished or there is a change in Executive’s position or title as an officer of the Company or the Employer, or both, that constitutes or would generally be considered to constitute a material demotion of Executive, unless such reduction, diminution or change is made as a consequence of (i) Executive’s disability, or (ii)  any acts or omissions of Executive which would entitle the Company or the Employer to terminate Executive’s employment for Cause.

(b)         Material Reduction in Base Salary. Executive’s annual salary (as in effect immediately prior to the Change in Control) is materially reduced, unless such reduction is made (i) as part of an across-the-board cost cutting measure that is applied equally or proportionately to all senior executives of the Employer, or (ii) as a result of Executive’s disability, or any acts or omissions of Executive which would entitle Employer to terminate Executive’s employment for Cause.

(c)         Relocation. The relocation of Executive’s principal location of employment to any location more than fifty (50) miles from the Bank’s headquarters immediately prior the Change in Control or, if Executive’s principal location immediately prior to the occurrence of the Change of Control is an office of the Bank other than its headquarters, to a location more than fifty (50) miles from such office (except, in either case, for required travel on business of the Employer substantially consistent with Executive’s responsibilities for Executive’s position).

1.10         The term “Group” has the meaning given to such term in Section 13(d) of the Exchange Act and the rules and regulations thereunder. (even if the Company has no securities registered under that Act).

1.11         The term “Parent” of a corporation or other entity means any Person that is the beneficial owner, directly or indirectly, of a majority of the combined voting power of then outstanding voting securities of that corporation or other entity.

1.12         The term “Person” has the meaning given to such term in Section 13(d) and Section 14(d) of the Exchange Act (even if the Company has no securities registered under that Act) and, therefore, the term “Person” shall include any two or more persons acting together, whether as a partnership, limited partnership, joint venture, syndicate or other group, at least one of the purposes of which is to acquire, hold or dispose of beneficial ownership of securities of the Company or the Bank. The term “Person” also shall include any natural person, any corporation, limited liability company, general or limited partnership, joint venture, trust, estate, or unincorporated association.

1.13         The term “Qualifying Termination” means (a) the termination of Executive’s employment due to either termination by the Employer without Cause or by Executive for Good Reason and (b) Executive’s final day of employment occurs on or after the occurrence of a Change in Control but prior to the second anniversary of such Change in Control. The date of the Qualifying Termination is the date that such final day of employment occurs.

1.14         The term “Section 409A” means Section 409A of the Code and the U.S. Department of the Treasury regulations and guidance promulgated thereunder.

2.         Term. This Agreement is effective as of the Effective Date, and shall terminate on December 31, 2028, unless automatically renewed. This Agreement shall automatically renew for additional periods of one (1) year each unless written notice is provided by Employer to Employee of Employer’s election not to renew this Agreement at least sixty (60) calendar days prior to the end of the original or any extended term provided, however, that notwithstanding the foregoing, if (i) there has been a public announcement of a transaction that is intended to or would reasonably be expected to result in a Change in Control; and (ii) timely notice of non-renewal was provided by either Party prior to expiration of the end of the original or any extended term, as applicable, and the Term of this Agreement would expire prior to the closing date of such Change in Control, the Term of this Agreement shall automatically be renewed and extended to the closing date of such Change in Control transaction (or the date on which such Change in Control transaction is abandoned), provided, further, if the Term of this Agreement has not expired prior to the closing date of such Change in Control, the Term of this Agreement shall terminate on the second anniversary of the closing date of such Change in Control (the initial term, all renewal terms and any extensions thereof, the “Term”). Employer agrees that its obligations under this Agreement shall survive the expiration or termination of this Agreement following any Change in Control occurring during the Term. For the avoidance of doubt, any Change in Control that occurs after termination or non-renewal of this Agreement shall not trigger any payments or obligations by Employer to Executive under this Agreement.

3.         Requirements to Compensation. No compensation shall be payable under this Agreement unless and until there has been (i) a Qualifying Termination and (ii) Executive has timely complied with the requirements of this Agreement, including but not limited to the requirements set forth in Section 6.

4.         Severance Compensation upon Qualifying Termination of Employment. Subject to Section 3 above, Executive shall be entitled to receive the following items in this Section 4:

4.1         Change in Control Severance Compensation. Subject to Sections 4.4 and 4.6 below, in lieu of any further salary and bonus payments or severance or other payments that would otherwise be due to Executive for periods subsequent to the date of Executive’s Qualifying Termination, Executive shall become entitled to receive only the following severance compensation and benefits:

(a)         Employer shall pay Executive the Accrued Obligations;

(b)         Employer also shall pay to Executive, (i) an amount equal to  Executive’s Base Annual Salary in effect as of immediately before the Change in Control, (ii) to the extent not previously paid, Executive’s annual incentive bonus for the calendar year ending immediately prior to the date of Executive’s Qualifying Termination and (iii) a prorated (based on the number of days of service completed for the fiscal year which Executive’s employment terminates) portion of Executive’s Average Bonus. The term “Average Bonus” means the average of the aggregate annual cash bonus, if any, paid or payable to Executive for each of the Company’s three (3) full fiscal years preceding the fiscal year in which Employee’s termination of employment occurs (or such fewer number of fiscal years for which Employee was eligible to receive a bonus and/or incentive award). For purposes of clarity, “annual bonus” shall not include any long-term incentive awards, signing bonus or extraordinary bonus, and an annual bonus shall be considered paid or payable for a calendar year if paid or payable in the next calendar year for performance (personal or corporate) in the applicable (prior) calendar year; and

(c)         Employer shall reimburse Executive for the costs of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums for up to 18 months, in an amount equal to the portion of the premium paid by the Employer for coverage under such plan for similarly-situated active employees of the Employer, provided Executive was enrolled in Employer’s health plan at the time of the Qualifying Termination and timely elects to continue Executive’s health coverage under COBRA;

Notwithstanding any other provision in this Agreement to the contrary, under no circumstances shall Executive be permitted to exercise any discretion to modify the vesting of an award or the amount, timing, or form of payment or benefit described in this Section 4.1.

4.2         Timing and Manner of Payment. Subject to Section 9.11, the amounts that become payable to Executive pursuant to Section 4.1(b) above shall be paid in a single lump sum on the first Company payroll date after 60 days after the date of Executive’s Qualifying Termination and (b) any reimbursement for COBRA premiums pursuant to Section 4.1(c) above shall commence on the Employer’s first regular payroll period following the sixtieth (60th) day after the date of Executive’s Qualifying Termination and shall include pro rata reimbursement for any COBRA premiums already paid by Executive.

4.3         No Requirement of Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 4 by seeking other employment or otherwise, nor shall any compensation or other payments received by Executive from other Persons after the date of termination reduce any payments due under this Section 4.

4.4         280G Limitation.

(a)         Anything in this Agreement to the contrary notwithstanding, prior to the payment of any compensation or benefits payable under Section 4.1 hereof, the Certified Public Accountants (as defined herein) shall determine whether any payment, benefit or distribution by Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plans or agreements or otherwise) (“Payment”) would be subject to the excise tax imposed on Executive by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any corresponding provisions of state or local excise tax law, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and, if it would be, then Employer shall pay or provide to Executive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and payroll taxes at Executive’s actual marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Safe Harbor Amount”). Payments shall be made as follows: (A) if none of the Payments constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then such reduction and/or repayment shall occur in the manner the Executive elects in writing prior to the date of Payment; or (B) if any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order in the event that none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the Payments to be reduced will be determined in a manner which maximizes the Executive’s economic position and, to the extent the economic cost is equivalent between one or more Payments, such Payments will be reduced in the inverse order of when payment would have been made to the Executive, until the aggregate Payments payable to the Executive equal the Safe Harbor Amount (the “Reduced Amount”). Employer and Executive will furnish to the Certified Public Accountant such information and documents the Certified Public Accountant may reasonably request in order to make a determination under this Section. The Certified Public Accountant shall provide detailed supporting calculations both to Employer and Executive of its determination. All fees and expenses of the Certified Public Accountant shall be borne solely by Employer and all determinations of the Certified Public Accountant shall be binding on Executive and Employer.

(b)         If under this Section 4.4(b), the Certified Public Accountants determine that any payment would more likely than not be nondeductible by Employer because of Section 280G of the Code, Employer shall promptly give Executive notice to the effect and a copy of the detailed calculation thereof and of the Reduced Amount. For purposes of this Section 4.4, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon Employer and Executive.

(c)         As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Agreement Payments may be made by Employer, which should not have been made (“Overpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Employee which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to Employer together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Employee to Employer in and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

(d)         For purposes of this Section 4.4, “Certified Public Accountants” means a nationally recognized certified public accounting firm that is selected by Employer for purposes of making the applicable determinations under Section 4.4, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.

4.5         Withholding. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, all payments made to Executive under this Agreement shall be made net of all taxes and other amounts required to be withheld from the wages or salary of employees under applicable federal, state, or local laws or regulations.

4.6         Compliance with Banking Laws. Any payments made pursuant to the Agreement shall be subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder. If any payments contemplated to be made by the Company or Employer pursuant to this Agreement may not be made in compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder on the effective date of Executive’s termination of employment, such payments may never be made by the Company or Employer. In addition, any payments contemplated to be made by the Company or Employer pursuant to this Agreement shall not be payable to the extent such payments are barred or prohibited by an action or order issued to the Company or any of its subsidiaries by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Protection and Innovation or such other applicable banking regulatory agency. In addition, and notwithstanding anything to the contrary contained herein, a “Change in Control” shall not be deemed to occur as a result of changes precipitated by an assisted transaction, conservatorship, or receivership as provided in 12 CFR §359.4(a)(3).

5.         Termination of Agreement. Notwithstanding Section 2 hereof, this Agreement shall terminate sooner as provided in this Section 5.

5.1         Termination of Employment Other Than for Qualifying Termination. This Agreement shall terminate upon the happening, at any time prior to a Qualifying Termination, of any of the following events:

(a)         Executive’s Disability or Death. This Agreement shall terminate upon the termination of Executive’s employment as a result of Executive’s inability to perform Executive’s duties to the Employer by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required of the Executive (in connection with Executive’s position with the Employer) prior to the commencement of such incapacity or disability, which incapacity lasts for periods aggregating 180 days, whether or not continuous, in any continuous period of 270 days. This Agreement also shall terminate immediately in the event of the termination of Executive’s employment due to the death of Executive.

(b)         Cause. This Agreement shall terminate if Executive’s employment with the Employer is terminated for Cause.

(c)         Termination by Executive without Good Reason. This Agreement shall terminate upon any voluntary termination (without Good Reason) by Executive of Executive’s employment with the Employer.

In the event of a termination of this Agreement pursuant to this Section 5.1, then, notwithstanding anything to the contrary that may be contained elsewhere herein, neither the Company nor the Bank shall have any liability to Executive, or Executive’s estate, heirs, successors, representatives or assigns, due to such termination of this Agreement or by reason of any prior or subsequent Change in Control.

5.2         Effect of Qualifying Termination on Term of this Agreement. In the event of a Qualifying Termination, Executive shall have no further rights or remedies under this Agreement, except Executive’s right to receive the compensation and benefits (if any) set forth in Section 4.1 hereof attributable to the occurrence of the Qualifying Termination. Accordingly, but without limiting the generality of the foregoing, Executive shall not be entitled to receive any compensation under this Agreement in the event of the occurrence of a second after the date of Executive’s Qualifying Termination.

6.         Release of Claims. Executive shall be eligible to receive the benefits set forth in Sections 4.1(b)-(f), as applicable, only if Executive timely executes, delivers and does not revoke (if applicable) a general waiver and release of all claims against the Employer and its affiliated entities, officers, directors, shareholders, members, agents, representatives, employees, attorneys, insurers, joint employers, joint venturers, successors and assigns (the “Release Agreement”) in the form of the agreement attached as Exhibit A to this Agreement (which may be amended to conform to legal updates or to add the successor(s) of the Company or the Bank as a party), and provided the Release Agreement has become effective and irrevocable by no later than the fifty-fifth (55th) day after the termination date.

7.         Nonsolicitation of Business, Customers and Employees. For a period of 12 (twelve) months from the date of Executive’s Qualifying termination (if ever), Executive shall not misappropriate or threaten to misappropriate Employer’s trade secrets, including without limitation to (i) to divert or attempt to divert from Employer or any of its subsidiaries or affiliates, any business Employer or a relevant subsidiary or Affiliate had enjoyed or solicited from its customers, borrowers, depositors or investors during the twelve (12) months prior to termination of his employment, (ii) to induce or attempt to induce any employee of the Employer or any of its subsidiaries of Affiliates to quit employment with Employer or the relevant subsidiary or Affiliate; or (iii) to solicit or recruit any employee of Employer or any subsidiary or Affiliate or any former employee of Employer or any subsidiary or Affiliate.

8.         Arbitration of Disputes.

8.1         Procedures. Except as otherwise provided in the last sentence of this Section 8.1 with respect to equitable proceedings and remedies, any controversy or claim arising out of or relating to this Agreement, the performance or non-performance (actual or alleged) by either party of any of such party’s respective obligations hereunder or any actual or alleged breach thereof, shall, to the fullest extent permitted by law, be resolved exclusively by binding arbitration in any forum and form agreed upon by the parties. In in the absence of such an agreement, arbitration will be before a single arbitrator in Sacramento, California, unless the parties mutually agree to hold the arbitration in a different location. The arbitration will be administered in accordance with the Employment Arbitration Rules and Procedures of JAMS (“JAMS”), a copy of which is available at https://www.jamsadr.com/rules-employment-arbitration/ or upon request to the Employer. If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection. Executive and the Employer may be represented by counsel of their choosing at their own expense. The arbitrator may award attorneys’ fees and costs to a prevailing party only if authorized by the statute or common law under which the claim is made. This Section 8 shall be specifically enforceable. Notwithstanding anything to the contrary that may be contained in this Section 8, however, each party shall be entitled to bring an action in any court of competent jurisdiction for the purpose of obtaining a provisional relief including a temporary restraining order or a preliminary injunction or other equitable remedies in circumstances in which such relief is appropriate.

8.2          Responsibilities of Arbitrator. The arbitrator will act as the impartial decision maker of any claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Employment Arbitration Rules and Procedures of JAMS and the statute or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue third-party subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Employer or Employee is entitled to an award in its or his favor. The arbitrator will issue a signed written opinion and award that will include findings of fact and conclusions of law. If any monetary award is made, the arbitrator will specify the elements and factual basis for calculating the amount. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction. The decision of the arbitrator will be final and binding, except as otherwise provided by applicable law.

9.         Miscellaneous.

9.1         Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to any severance or separation pay payable by Employer other than those benefits, if any, payable under any Supplemental Executive Retirement Plan or similar plan, Management Incentive Plan or any such compensatory plans as approved by the Company’s or Employer’s Board of Directors from time to time to the extent of Executive’s participation in such plans, and contains all of the covenants and agreements between the parties with respect to any severance or separation pay payable by Executive.

9.2         Assignment; Successors and Assigns, etc. None of the parties to this Agreement may make any assignment, in whole or in part, of this Agreement or any interest herein, by operation of law or otherwise, or delegate any of their respective duties hereunder, without the prior written consent of the other party; except that in the event of a Change in Control of the Company, the rights and obligations of the Company under this Agreement may be assigned to the successor-in-interest of the Company in such Change in Control without the consent of Executive, provided that (i) such successor-in-interest enters into a written agreement, in a form reasonably acceptable to Executive, by which such successor-in-interest shall expressly agree to be bound by this Agreement and (ii) no such assignment shall relieve the Company of its obligations under this Agreement. Subject to the foregoing restrictions on assignment, this Agreement shall inure to the benefit of and be enforceable by and shall be binding on the parties and their respective successors, legal representatives, executors, administrators, heirs, devisees and legatees, and permitted assigns. If Executive should die while any amounts are still payable to Executive pursuant to Section 4 hereof, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

9.3         Severability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.4         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any right or obligation under or breach of this Agreement, shall not prevent any subsequent enforcement of such term, right, or obligation, nor shall it be deemed a waiver of any prior or subsequent breach of the same obligation.

9.5         Notices. Any notices, requests, demands and other communications provided for by this Agreement (“Notices”) shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with Employer or, in the case of any Notice to be given to the Company or the Employer (if other than the Company), at its headquarters offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or two (2) business days after the date such Notice is mailed by registered or certified mail, postage prepaid and return receipt requested (whether or not the requested receipt is returned).

9.6         Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized officer or other representative of the Company (other than Executive).

9.7         Interpretation and Construction of this Agreement. This Agreement is the result of arms-length bargaining by the parties, each party was represented by legal counsel of such party’s choosing in connection with the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against a party, due to an ambiguity therein or otherwise, by reason of the fact that such provision may have been drafted by counsel for such party. For purposes of this Agreement: (i) the term “including” shall mean “including without limitation” or “including but not limited to”; (iv) the term “or” shall not be deemed to be exclusive; and (v) the terms “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto,” and any similar terms shall refer to this Agreement as a whole and not to the particular Section, paragraph or clause in which any such term is used, unless the context in which any such term is used clearly indicates otherwise.

9.8         Governing Law. This Agreement is being entered into and will be performed in the State of California and shall be construed under and be governed in all respects by and enforced under the laws of the State of California, without giving effect to its conflict of laws rules or principles.

9.9         Headings. The section and paragraph headings in this Agreement are inserted for convenience of reference only and shall not affect, nor shall be considered in connection with, the construction or application of any of the provisions of this Agreement.

9.10         Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart, and any photocopy or facsimile copy thereof, shall constitute an original of this Agreement; but all such executed counterparts and photocopies and facsimile copies thereof shall, together, constitute one and the same instrument.

9.11         Code Section 409A. The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 9.11 shall be paid (without interest) on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company.

[Remainder of page intentionally left blank.
Signatures of parties follow on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“Company”		“Executive”

Plumas Bancorp

By:
Name:	Andrew Ryback	Name: [+]
Title:	Chief Executive Officer

“Bank”

Plumas Bank

By:
Name:	Andrew Ryback
Title:	Chief Executive Officer

Exhibit A

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

In consideration of the payments set forth in the Change in Control Agreement (“Agreement”) among [HOLDING COMPANY] and [BANK], on the one hand (collectively, “Employer”), and __________ (“Executive”), on the other, dated _______, 20__, to which this form shall be deemed to be attached, Executive hereby agrees to this General Release and Confidentiality Agreement (“Release Agreement”), effective as set forth herein.

1. General Release. Executive voluntarily and on behalf of Executive, Executive’s heirs, successors and assigns, hereby forever releases, discharges and holds harmless, Employer and its present and former parents, subsidiaries, affiliates and divisions, and each of their present and former officers, directors, employees, agents, investors, shareholders, owners, members, principals, administrators, affiliates, divisions, employee benefit plans and fiduciaries, attorneys, insurers, and each of their predecessors, successors and assigns (the “Released Parties”) from any and all claims, rights, causes of action and demands of whatever nature, whether known or unknown, that Executive had, has or may have against Employer and/or the Released Parties arising from any act, event or omission that has occurred up through the date on which Executive executes this Release Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 and 1983 of the Civil Rights Act of 1866; Executive Order 11,246; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and California “mini-COBRA”; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act (“WARN”) and Cal WARN; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act; the Occupational Safety and Health Act; the Genetic Information Nondiscrimination Act; the California Family Rights Act; the California Fair Employment and Housing Act; the California Labor Code including Section 132a; the California Constitution; any California Wage Order; the California Private Attorney General Act of 2004; the California Confidentiality of Medical Information Act; the California Business & Professions and Government Codes; claims under any other federal, state or local law, regulation or common law, including but not limited to claims relating to wrongful or constructive termination, harassment, failure to prevent harassment, discrimination, retaliation, and denial of accommodation; claims for personal and physical injury, medical loss, negligence, invasion of privacy, defamation, and intentional or negligent infliction of emotional distress; claims for breach of contract (whether oral, written, implied or express), interference with contract, promissory estoppel, and breach of the implied covenant of good faith and fair dealing; claims for violation of public policy, tort and fraud; claims arising under the Agreement, any employment contract, offer letter, retention agreement, severance agreement, or severance policy; claims for wages, bonuses, commissions, overtime, meal periods, equity, severance pay and damages; claims for penalties, costs, interest, and attorneys’ fees; and claims arising out of any wrongdoing whatsoever under any theory now or ever recognized.

Notwithstanding the foregoing, Executive does not waive or release any claim which cannot be waived or released by private agreement. Further, nothing in this Agreement shall prevent Executive from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the SEC, OSHA, EEOC, DFEH, NLRB or any other federal, state or local agency charged with the enforcement of any employment or other applicable laws. Executive, however, understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, the DFEH or any other state or local deferral agency on Executive’s behalf to the fullest extent permitted by law, but expressly excluding any monetary award or other relief available from the SEC/OSHA, including an SEC/OSHA whistleblower award, or other awards or relief that may not lawfully be waived.

Notwithstanding the foregoing, Executive does not waive or release (1) any claim to indemnification arising under any chartering document or bylaws of Employer, any agreement with Employer, any agreement to which Employer is a party and Executive is a third party beneficiary, the California Labor Code or otherwise arising as a result of Executive’s employment with or as an executive of Employer; (2) any vested rights and benefits under any Company pension, deferred compensation or welfare benefit plans; or (3) any claims that cannot be released as a matter of law.

2. Release of Unknown Claims. Executive understands and agrees that by executing this Agreement and receiving the consideration for the releases given herein, this Release Agreement shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred on Executive by Section 1542 of the California Civil Code and further, he/she expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive acknowledges that Executive may hereafter discover claims, circumstances, events or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement or the Agreement which, if known or suspected at the time of executing this Release Agreement, may have materially affected this Release Agreement. Executive hereby waives any rights, claims or causes of action that might arise as a result of such different or additional claims, circumstances or facts.

[3.         [USE FOR 40/OVER EMPLOYEES: Release of ADEA Claims. Executive acknowledges that Executive is hereby waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Executive acknowledges that Executive is voluntarily and knowingly entering into this Release Agreement and understands that this ADEA release does not apply to any claims or rights under the ADEA that may arise after Executive executes this Release Agreement. Executive acknowledges that the consideration given for the release of the ADEA claims is in addition to anything of value to which he was already entitled. Executive further acknowledges that Executive has been advised by this writing that:

a.    Executive is advised to consult with an attorney prior to executing this Release Agreement;

b.    Executive has twenty-one (21)1 days within which to consider and execute this Release Agreement. If Executive signs this Release Agreement before the 21-day time period expires, Executive does so knowingly and voluntarily; and

c.    Executive has seven (7) days following Executive’s execution of this Release Agreement to revoke Executive’s signature by delivering written notice to [INSERT name/title/contact information] of the revocation by midnight on the 7th day after execution of this Release Agreement. This Release Agreement shall be effective on the eighth day after Executive executes and delivers it to Employer, assuming no revocation has been received by Employer as set forth herein. ]]

[4].         Covenant Not to Sue. Executive represents that Executive has not filed or initiated any claim of any type against Employer as of the date Executive executes this Release Agreement. Executive will not, on behalf of Executive, in cooperation or participation with any other person, firm, entity, corporation or governmental agency, or in any capacity whatsoever, institute, file, or in any manner voluntarily participate in, assist, or prosecute any claim, charge, grievance, complaint or action of any sort against Employer or the Released Parties.

4.         [5].         Executive’s Representations. Executive acknowledges that: (a) as of the date Executive executes this Release Agreement, Executive has received from Employer all amounts, payments, compensation and benefits then due arising out of Executive’s employment with Employer; (b) Executive has not experienced a job-related illness, injury or occupational disease compensable under the California workers’ compensation system for which Executive has not already filed a claim; (c) Executive has been provided with and/or has not been denied or retaliated against for requesting any leave under the Family and Medical Leave Act or the California Family Rights Act; and (d) Executive has returned to Employer all documents, information and property of Employer. Executive acknowledges and confirms Executive’s obligations in Section 7 of the Agreement (Nonsolicitation of Business, Customers and Employees).

5.         [6].         Confidential Information; Property. In further consideration for the Separation Benefit, Executive agrees and warrants that at all times after the termination of his/her employment with Employer, other than for the benefit of Employer, Executive will keep confidential and will make no use of Confidential Information, or any part thereof, for the benefit of any other person or entity. Executive further agrees and warrants that all Employer files, papers and property that have been in his/her possession, custody or control during his/her employment have been returned to the Employer or destroyed and will not be copied or removed from Employer’s premises. Executive further agrees that he/she will not disclose the terms of this Release Agreement except to his/her immediate family, attorney or tax consultant, or as required by law. For purposes of this Release Agreement, “Confidential Information” includes all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of customers and prospective customers, business, financial and other information received from a customer or prospective customer or any other third party that the Employer is obligated to treat as confidential, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of the Employer of which the Executive has acquired, or may hereafter acquire, knowledge and possession as an employee of Employer.

1 To be revised to 45 days if the termination is in connection with a group layoff.

In accordance with 18 U.S.C. § 1833, Employer hereby notifies Executive that, notwithstanding anything to the contrary herein or in the Agreement:

a.         Executive shall not be in breach of the Agreement or this Release Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.         If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

6.         [7].         No Admissions. Nothing in this Release Agreement or the fact that the parties have signed this Release Agreement shall be construed as an admission by either party of any violation of any federal, state or local law or duty. Executive acknowledges that the Employer and the Released Parties disclaim any wrongdoing or liability to Executive whatsoever.

7.         [8].         Governing Law. This Release Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California.

8.         [9].         Severability/Waiver/Construction. Should any provision of this Release Agreement be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. The failure of either party to insist upon the performance of any of the terms in this Release Agreement, or the failure to prosecute any breach of any of the terms, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Release shall remain in full force and effect as if no such forbearance or failure of performance had occurred. The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

9.         [10].         Successors and Assigns. This Release Agreement shall be binding upon Executive and Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of Employer and the Released Parties and each of them and to their respective heirs, administrators, representatives, executors, successors, and assigns. Executive expressly warrants that Executive has not transferred to any person or entity any rights, causes of action, or claims released in this Release Agreement. Each of the Released Parties is an intended third-party beneficiary of this Release Agreement.

10.         [11].         Entire Agreement/No Oral Modification/No Inducements. This Release Agreement constitutes the entire agreement between the parties concerning the subject matter herein and supersedes any and all other written or oral promises or representations about its subject matter. This Release Agreement can only be amended, in writing, signed by Executive and Employer. No promise or inducement has been made to Executive for entering into this Release Agreement except as expressly set forth herein.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have read this General Release and Confidentiality Agreement, fully understand it and freely, voluntarily and knowingly agree to its terms.

Dated this [___] day of [____________], 20__.

[Executive Name]

AGREED AND ACCEPTED:

[HOLDING COMPANY] By: [Name] [Title]	[BANK] By: [Name] [Title]